Exhibit 107

CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
 HOST HOTELS & RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other	22,000,000 shares	$18.35	$403,700,000	$0.00014760	$59,586.12
Total Offering Amounts					$403,700,000		$59,586.12
Total Fee Offsets							-
Net Fee Due							$59,586.12

(1)	This Registration Statement registers 22,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Host Hotels & Resorts, Inc. (the “Company”) that may be issued to participants pursuant to the Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares that may be issued under the Plan as a result of a stock split, stock dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of Common Stock as reported on the Nasdaq Stock Market on May 10, 2024.